Exhibit 21

SUBSIDIARIES OF GLADSTONE LAND CORPORATION

California

Dalton Lane Watsonville, LLC

San Andreas Road Watsonville, LLC

West Beach Street Watsonville, LLC

West Gonzales Road Oxnard, LLC

Delaware

Gladstone Land Advisers, Inc.

Gladstone Land Limited Partnership

Gladstone Land Partners, LLC

Florida

Colding Loop Road Wimauma, LLC

Keysville Road Plant City, LLC

Trapnell Road Plant City, LLC